UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2023
W. P. Carey Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland		001-13779	45-4549771
(State of incorporation)		(Commission File Number)	(IRS Employer Identification No.)

One Manhattan West, 395 9th Avenue, 58th Floor
New York,	New York		10001
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	WPC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 — Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this Form 8-K is incorporated by reference in this Item 1.01.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 24, 2023 (the “Closing Date”), W. P. Carey Inc. (“W. P. Carey”) entered into a credit agreement, by and among W. P. Carey, as borrower (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto (as defined in the Term Loan Agreement), JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A. and Wells Fargo Bank, N.A., as Co-Syndication Agents (the “Term Loan Agreement”).

The Term Loan Agreement provides the Borrower with a term loan facility (the “Term Facility”) in an initial principal amount of €300 million, the proceeds of which were drawn on the Closing Date, and a delayed draw term loan facility (the “Delayed Draw Term Facility”) in an initial principal amount of €200 million, the proceeds of which were also drawn on the Closing Date. All of Term Facility and the Delayed Draw Term Facility mature on the third anniversary of the Closing Date.

As of the Closing Date, for borrowings made under the Term Facility and the Delayed Draw Term Facility, the Applicable Rate for Term Benchmark Loans was 0.85% (the “Applicable Rate”) plus the EURIBOR Rate, as provided in the Term Loan Agreement. The Applicable Rate is based on W. P. Carey’s credit ratings.

The aggregate principal amount (of the Term Facility and Delayed Draw Term Facility) available under the Term Loan Agreement may be increased up to an amount not to exceed €750 million, and may be allocated as an increase to the Term Facility or the Delayed Draw Term Facility, or if the Term Facility has been terminated, an add-on term loan, in each case subject to the conditions to increase provided in the Term Loan Agreement.

The Term Loan Agreement includes financial maintenance covenants, including a maximum leverage ratio, maximum secured debt ratio, minimum fixed charge coverage ratio and maximum unsecured debt to unencumbered asset value ratio. The Term Loan Agreement also contains various affirmative and negative covenants applicable to the Borrower and its subsidiaries, subject to materiality and other qualifications, baskets and exceptions as outlined in the Term Loan Agreement. The covenants contained in the Term Loan Agreement are substantially consistent with the covenants contained in W. P. Carey’s unsecured revolving credit agreement.

Obligations under the Term Loan Agreement may be declared immediately due and payable upon the occurrence of certain events of default as defined in the Term Loan Agreement, including failure to pay any principal when due and payable, failure to pay interest within five (5) business days after becoming due, failure to comply with any covenant, representation or condition of any loan document, any change of control, cross-defaults, and certain other events as set forth in the Term Loan Agreement, with grace periods in some cases.

W. P. Carey intends to use the Term Loan Agreement to repay certain indebtedness, including amounts outstanding on its unsecured revolving credit facility.

On the Closing Date, none of the Borrower’s subsidiaries guaranteed the Borrower’s obligations under the Term Loan Agreement.

W. P. Carey has normal banking relationships with the Lenders.

Item 8.01 — Other Events.

On April 24, 2023, W. P. Carey issued a press release announcing its entrance into the Term Loan Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

A copy of the Term Loan Agreement will be filed as an exhibit to W. P. Carey’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by W. P. Carey on April 24, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date:	April 24, 2023	By:	/s/ ToniAnn Sanzone
ToniAnn Sanzone
Chief Financial Officer